Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT dated the 1st day of January 2006, by and between SulphCo., Inc., a Nevada corporation (the "Employer”), and Michael Applegate (the "Executive").

In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.     AT-WILL EMPLOYMENT. Employer and Executive hereby agree that the Executive is employed at-will and, consequently, Executive or Employer can terminate this Agreement and Executive’s employment with or without cause, upon thirty (30) days’ written notice to the other party. Executive understands and agrees that there are no other express or implied agreements contrary to the foregoing and that this termination provision cannot be amended or altered by any practice or oral statements made to the Executive. The only way in which this termination provision may be altered or amended is by a written instrument signed by the Chairman and the President specifically referring to this section of the Agreement.

2.     POSITION AND RESPONSIBILITIES OF THE CHIEF OPERATING OFFICER. The Executive shall serve as the Executive Vice President of the Employer to perform the duties identified in Exhibit A to this Agreement.

3.      COMPENSATION. For all services to be rendered by the Executive, the Employer shall pay and provide to the Executive:

3.1 BASE SALARY. The Employer shall pay the Executive a Base Salary in the fixed amount of Two Hundred and Forty Thousand Dollars ($240,000.00) per year. This Base Salary shall be paid in installments consistent with the normal payroll practices of the Employer.

3.2 GRANT OF STOCK. Subject to the terms and conditions of this Agreement, the Employer hereby grants to the Executive 50,000 shares of Stock. The Stock or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock becomes vested. If the Executive’s employment with the Employer is terminated for any reason which does not give rise to 100% vesting of the Stock, the balance of the Stock subject to the provisions of this Agreement which has not vested at the time of the Executive’s termination of employment shall be forfeited by the Executive, and ownership transferred back to the Employer. The stock shall vest 90 days from the date of this Agreement.

The Executive shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock hereunder.

3.3 LIVING EXPENSES ALLOWANCE. The Employer will pay Executive a living expenses allowance of $2,000.00 per month for up to 6 months, which is intended to allow Executive reasonable accommodations in the Reno area.

3.4 INCENTIVE PLANS. The Executive shall participate in any annual incentive award programs available to executive officers of the Employer. This participation is on a basis which is commensurate with the Executive's position with the Employer.

3.5 OTHER BENEFITS. The Executive is entitled to receive other benefits, such as disability, short & long-term, paid time off, including vacation and sick time, and health insurance programs. This participation is on a basis which is commensurate with those benefits provided to other executives with the Employer.

4.     BUSINESS EXPENSES. During the period of his employment, Executive shall be reimbursed for all actual and reasonable business expenses incurred by Executive in accordance with the general policy of Employer as adopted by the Employer from time to time; provided, however, that no expense shall be subject to reimbursement unless application therefore is made to Employer’s accounting department on the prescribed form on the first day of each month, but no later than thirty (30) days after the obligation therefore is incurred. Employer shall regularly review said expenses to determine in its sole discretion, their reasonability.

5.     COMPENSATION UPON TERMINATION. In the event that this Agreement and Executive’s employment are terminated, Employer shall pay only the following amounts to Executive: (i) his unpaid Annual Salary to date of termination; (ii) any amounts earned, accrued or owing, but not yet paid under this Agreement, including accrued and unused PTO to date of termination and reimbursement of business expenses; and (iii) other benefits in accordance with applicable plans.

6.     DISCLOSURE OF INFORMATION. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Employer which is essential to the performance of his duties under this Agreement. The Executive shall not, during or after the term of his employment by the Employer, in whole or in part, disclose such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

7.     INDEMNIFICATION. The Employer covenants and agrees to indemnify and hold harmless the Executive fully, completely and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses and damages resulting from the Executive's good faith performance of his duties under this Agreement subject to the requirements and limitations imposed by the Employer's Articles of Incorporation and By-Laws and applicable law and insurance coverages.

8.     ARBITRATION.

READ THIS ARBITRATION AGREEMENT CAREFULLY BEFORE YOU SIGN THE DUPLICATE COPY.

To resolve employment disputes in an efficient and cost-effective manner, Employer and Executive agree that any and all claims arising out of or related to Executive’s recruitment to or employment that could be filed in a court of law, whether the disputes or claims arise in tort, contract, or pursuant to a statute, regulation or ordinance, including but not limited to, claims of unlawful harassment, discrimination or retaliation, wrongful demotion or discharge, fraud, defamation, breach of contract or implied contract, or invasion of privacy, shall be submitted to final and binding arbitration, and not to any other forum.

The arbitration process shall be initiated by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in a court of law. If a party does not deliver a timely written request for arbitration within such period, that party waives any right to raise any claim, in any forum, involving a dispute subject to this Agreement. No claim should be submitted to arbitration without first attempting to resolve the matter informally and exhausting Employer’s internal dispute resolution procedures.

If Employer and Executive are unable to agree upon a neutral arbitrator, they will obtain a list of arbitrators from a neutral dispute resolution service, and strike names alternatively until one arbitrator remains. The remaining arbitrator shall conduct the arbitration in accordance with the procedures set forth in the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, except to the extent that such rules require the arbitration to be administered by the American Arbitration Association. Employer shall pay the arbitrator’s fees and expenses. The arbitration proceedings shall be held in the State of Nevada at a mutually convenient location and the substantive law of the State of Nevada shall apply.

The arbitrator shall determine the prevailing party in the arbitration. Costs and attorneys’ fees shall be awarded to the prevailing party in accordance with the same legal standards that would apply had the action been filed in court. The arbitrator shall have the authority to order any legal and equitable remedy that would be available in a civil or administrative action on the claim. The arbitrator shall prepare a written decision that includes the essential findings and conclusions upon which the award is based.

Arbitration shall be the exclusive means of resolving any claim arising out of the employment relationship between Employer and Executive except to the extent permitted by this Agreement or required by applicable law. This Agreement to arbitrate does not prevent Executive or Employer from applying for provisional remedies, such as temporary restraining orders, preliminary injunctions, writs of attachment, or receivers, to the extent permitted by law or to prevent an arbitration award from being rendered ineffectual. The application for provisional relief shall not be a waiver of arbitration.

The parties understand and agree that this arbitration provision shall be governed by and interpreted under the Federal Arbitration Act.

NOTICE: THIS PARAGRAPH 8 CONTAINS A WAIVER OF THE RIGHT TO A TRIAL BY COURT OR JURY FOR ALL DISPUTES BETWEEN EXECUTIVE AND EMPLOYER, INCLUDING CLAIMS ARISING OUT OF A DISPUTED TERMINATION AND/OR FOR CLAIMS OF UNLAWFUL HARASSMENT OR DISCRIMINATION ALLEGEDLY OCCURRING DURING THE COURSE OF EMPLOYMENT, AS WELL AS FOR CLAIMS OF BREACH OF THIS AGREEMENT.

/s/ Michael Applegate	1/9/2006
Executive Signature	Date

9.     ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, and contains all of the covenants and agreements between the parties with respect to that employment. Each party to this Agreement acknowledges that no representations, inducement, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. No statements or promises other than those contained in this written Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by Executive and the Chairman and the President.

10.     EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

11.     PARTIAL INVALIDITY. If any provision, part of a provision, or term in this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, then the remaining parts, terms and provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

12.     LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13.     NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and personally delivered, or sent by registered or certified United States mail, return receipt requested, addressed to the parties at the addresses appearing below. Notices shall be sent:

If to Employer:	Rudolf W. Gunnerman
SulphCo., Inc.
850 Spice Islands Drive
Sparks, Nevada 89431

If to Executive:	Michael Applegate
P.O. Box 981300
W. Sacramento, California 95798

14.     ASSIGNMENT; NO THIRD PARTY BENEFICIARY; SURVIVORSHIP. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal and personal representatives, executors, administrators, devisees, legatees, heirs and assigns. Employer may assign and transfer all of its rights under this Agreement. The obligations of Executive under this Agreement, being personal, may not be assigned or transferred by Executive. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The respective rights and obligations of the parties hereunder shall survive the termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

15.     PREVAILING PARTY. In the event that either party brings an action for the collection of any damages resulting from, or to enjoin any action constituting a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable attorney’s fees, costs and expert witness fees of the other party.

16.     SECTION HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.     VOLUNTARY AGREEMENT. Executive and Employer represent and agree that each has reviewed all of the provisions of this Agreement, and is voluntarily entering into this Agreement and has had an opportunity to review all aspects of this Agreement with his/its legal, tax or other advisors.

Executed on January 9, 2006, at Reno, Nevada.

EMPLOYER:	EXECUTIVE:
SULPHCO, INC.:

/s/Rudolf W. Gunnerman	/s/Michael Applegate
Rudolf W. Gunnerman	Michael Applegate
Chairman and CEO

EXHIBIT A

Chief Operating Officer
Michael Applegate

The position of the Chief Operating Officer plans, organizes and controls all of the day-to-day activities of the Company. Provides direction and structure for each operating unit and implements programs that will facilitate short and long-term goals.

Essential Duties:

Advise Chairman and President on business activities, issues, opportunities and recommended actions.

Assist managers in establishing goals and taking action that will enhance their department’s performance and individual growth.

Challenge the basic assumptions underlying each department’s operations.

Set performance goals for each department.

Monitor performance and assist with operational modifications, if necessary.

Develop an organizational structure and culture that will facilitate and recognize superior performance for the department and the individual.

Perform as a sounding board for managers.

Other duties as assigned.